Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com 12 noon GMT 7am EDT	Exhibit 99.01

Strong 2004 performance: Positive outlook for 2005

Basingstoke, UK – March 2, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the twelve months to December 31, 2004.

Full Year Unaudited 2004 Results Highlights

US GAAP	2004 $M		Restated(1) 2003 $M		Growth

Total revenues	1,363.2		1,211.6		+13%
Operating income	446.4		419.6		+ 6%
Income from continuing operations before income
taxes and equity in earnings/(losses) of equity
method investees and discontinued operations	459.9		406.3		+13%
Income from continuing operations	333.3		297.9		+ 12%
Net income	269.0		276.1		-3%

Diluted Earnings Per Ordinary Share:
Continuing operations	65.9	c	58.4	c	+13%
Discontinued operations	(12.6	c)	(4.2	c)

	53.3	c	54.2	c	-2%

Diluted Earnings Per American Depositary Share
(ADS):
Continuing operations	197.6	c	175.2	c	+13%
Discontinued operations	(37.7	c)	(12.6	c)

	159.9	c	162.6	c	-2%

Diluted Earnings Per Share (EPS) from continuing
operations:
	Non GAAP(2)		GAAP (3)
Per ordinary share	70.6	c	58.4	c	+21%
Per ADS	211.8	c	175.2	c	+21%

The 2004 non GAAP EPS excludes 2004 reorganization costs and the gain on sale of an investment

Note: Average exchange rates for 2004 and 2003 were $1.83: £1.00 and $1.64: £1.00 respectively.
(1)	The results for 2003 have been restated to reflect the disposal of the vaccines business, accounted for as a discontinued operation in accordance with generally accepted accounting principles in the United States of America (US GAAP). In accordance with US GAAP guidelines, 2003 figures from revenues down to income from continuing operations exclude the results of the vaccines business, while 2003 net income and earnings per share include the results of the vaccines business.
(2)	This is a non GAAP financial measure for 2004. Management believes that the presentation of this non GAAP financial measure provides useful information to investors regarding Shire’s underlying performance as the costs associated with the reorganization and the gain from sale of an investment are not part of the Company’s ongoing operations. A reconciliation of this non GAAP financial measure to the most directly comparable US GAAP financial measure can be found on page 23.
(3)	The 2003 GAAP EPS includes the strategic initiative costs of the closure of Lead Optimization and certain properties.

Matthew Emmens, Chief Executive Officer, said:

“We have delivered on all our strategic and financial objectives for 2004. During 2004, we received six new drug approvals in Europe and in the US - a 100% success rate and a record for the Company. We advanced our new strategy through the divestment of the vaccines business, the out-licensing of non-core compounds and the establishment of new therapeutic area teams. We have successfully undertaken a significant restructuring and have materially reduced our number of operational sites in North America, substantially improving our operational efficiency. ADDERALL XR® became the most prescribed treatment for Attention Deficit Hyperactivity Disorder (ADHD) in the US and we signed a collaborative agreement with New River Pharmaceuticals to commercialize an exciting new Phase 3 ADHD compound.

Our achievements in 2004 ensure that Shire is in good shape moving into 2005. This year, we are excited to be launching FOSRENOL® and EQUETROTM in the US and XAGRID® and FOSRENOL in Europe and anticipate three additional projects being registered for approval. We are particularly pleased with the early sales of FOSRENOL in the US. The improved focus of the Group means we are well equipped to search for further projects and products that fit our model. Our outlook for 2005 is positive and our longer-term position remains promising as our pipeline continues to advance.”

2004 Financial and Product Highlights

  Revenues up 13% to $1,363.2 million, compared with 2003.

  Royalties up 13% to $230.4 million, compared with 2003.

  Income from continuing operations improved 12% over 2003. EPS from continuing activities grew 21% based on a non GAAP measure for 2004 excluding 2004 reorganization costs and gain on sale of an investment, in line with the Company’s previously published guidance.

  Second interim dividend of 2 pence, equivalent to 3.85 US cents per ordinary share (11.55 cents per ADS), making a total for the year of 3 pence, equivalent to 5.67 cents per ordinary share (17.02 cents per ADS). No dividends were paid in prior years.

  ADDERALL XR: reached 25% share of the total US ADHD market in December 2004 making it the first treatment of choice in the US. Sales increased by 28% to $606.7 million compared with 2003.

  ADDERALL XR Adult: United States Food and Drug Administration (FDA) approval received in August 2004, US launch commenced.

  ADDERALL XR: six months additional market exclusivity granted by the FDA through to April 2005.

  ADDERALL XR: in February 2005, Health Canada announced the suspension of sales of ADDERALL XR in Canada. The FDA subsequently issued a statement in which it advised that after consultation with the Canadian authorities regarding the basis for their action, it did not feel that any immediate changes were warranted in the FDA labeling or approved use of ADDERALL XR based on its preliminary understanding of Health Canada’s analyses of adverse event reports and the FDA’s own knowledge and assessment of those reports.

  FOSRENOL: FDA approval received in October 2004 and shipments commenced in the US in December 2004. First sales in January 2005 captured 3.3% of total new prescriptions in the US phosphate binder market for the treatment of end stage renal disease (ESRD).

  FOSRENOL: received approval in Sweden during 2004. European launches planned for 2005.

  XAGRID: EU approval received in November 2004; launch commenced January 2005 and will be phased throughout 2005.

  PENTASA® 500 mg: FDA approval received in July 2004 and launched in the US in September 2004.

  EQUETRO: FDA approval received in December 2004; launch planned for first half of 2005.

2004 and recent strategic achievements

  Collaborative agreement signed in January 2005 with New River Pharmaceuticals Inc. (New River) for the global commercialization of NRP104, a Phase III compound, for the treatment of ADHD and other potential indications.

  Completion of the sale of the vaccines business to ID Biomedical Corporation (IDB) in September 2004 for proceeds of $120 million ($60 million in cash and $60 million in IDB subscription receipts); the subscription receipts were redeemed by IDB for $60 million in cash in January 2005.

  SPD754 (HIV compound): global research, development and marketing rights (except US and Canada) out-licensed to Avexa Ltd in January 2005. TROXATYL® (oncology compound): global research, development and marketing rights out-licensed to Structural GenomiX in July 2004.

2005 Financial Outlook

Shire’s business continues to perform strongly. Revenue growth for 2005 is expected to be in the high single-digit to low double-digit range. Revenue and earnings growth for 2005 is anticipated to be in line with our expectations, subject to consumer sentiment in the US ADHD market following Health Canada’s suspension of ADDERALL XR.

The guidance for the full year set out above takes into account certain phasing issues affecting both revenues and costs that Shire currently expects will impact first quarter 2005 earnings. These issues are summarized as follows:

  ADDERALL XR sales are expected to be flat compared to Q1 2004 as a result of: (i) US wholesaler de- stocking, following a price rise in December 2004, and the negotiation of new “fee for service” wholesaler agreements in the US during Q1 2005 (which should lead to less volatility in pipeline inventories between future quarters); and (ii) reduced product sales in Canada following Health Canada’s suspension of the product. Canadian sales of Adderall XR for Q1 2005 were forecasted to be US$3.1 million before this suspension.

  Following the very good progress of the late stage pipeline over the last twelve months and the expectation of three project filings in 2005, R&D costs in Q1 are expected to be in the high teens as a percent of revenues compared to the very low level of spend experienced in Q1 2004 of 12% of revenues. Over the course of the full year the percentage increase in R&D costs is expected to be broadly in line with expected percentage growth in revenues.

  SG&A expenses in Q1 2005 are expected to increase by approximately $20 to $30 million compared to Q4 2004, reflecting the costs associated with four product launches in the first half of 2005. The expected growth in new product sales from Q2 onwards will increasingly absorb these costs, which are expected to moderate over the course of the full year.

The financial outlook for the full year and the Q1 2005 guidance stated above both exclude the accounting impact of the upfront cash payment of $50 million to New River in Q1 2005.

Use of Cash

In respect of the six months to December 31, 2004, the Board has resolved to pay a second interim dividend of 2 pence, equivalent to 3.85 US cents per ordinary share.

Dividend payments will be made in Pounds Sterling to Ordinary Shareholders, US Dollars to ADS holders and Canadian Dollars to Exchangeable Shareholders. A dividend of 2 pence per ordinary share, 11.55 US cents per ADS and 14.33 Canadian cents per Exchangeable Share respectively will be paid, based on exchange rates taken on or immediately before the date of the Board resolution to pay the dividend. The dividend will be paid on April 14, 2005 to persons whose names appear on the register of members of the Company (or to persons registered as holders of Exchangeable Shares in Shire Acquisition Inc.) at the close of business on March 18, 2005.

Shire intends to pursue a progressive dividend policy. Any growth will typically come through increasing the second interim payment for each financial year.

Shire intends to use its retained cash reserves primarily to fund the acquisition of projects and products either in the form of in-licensing deals or company acquisitions.

New Accounting Standards

Shire will be required to adopt new accounting standards under both US GAAP and IFRS during 2005.

US GAAP and FAS 123R

Shire’s primary basis of financial reporting is US GAAP. By the third quarter of 2005 Shire, in conjunction with many other US GAAP reporting companies, is required to have adopted FAS 123R in respect of share option accounting. This accounting standard applies a fair value methodology in quantifying the accounting charge associated with the grant of share based compensation to employees.

Shire has previously disclosed in its Annual Report on Form 10-K for 2003 filed with the SEC the charge that would have resulted from the full adoption of a fair value methodology under FAS 123. The application of this methodology would have resulted in a pre-tax, non-cash charge of $32 million for 2003, $24 million for 2002 and $32 million for 2001.

Based on the expectation that similar levels of share option-based compensation will be granted to employees in 2005, it is anticipated that the 2005 annual FAS 123R charge for Shire will not be fundamentally different from the FAS 123 disclosures made in the three years to December 31, 2003. The accounting period for the year to December 31, 2004 will be restated for comparative purposes.

IFRS

Shire also files statutory accounts in the United Kingdom based on UK GAAP. With effect from January 1, 2005 International Financial Reporting Standards (IFRS) are being adopted in the UK. The accounting period for the year to December 31, 2004 will be restated for comparative purposes. For Shire, material changes from the numbers reported under UK GAAP prior to the adoption of IFRS are expected to include changes to share option accounting, the cessation of goodwill amortization and the reassessment of acquisition goodwill and intangibles.

Further material changes may come to light during our IFRS implementation process. However it is not expected that adjustments in respect of defined benefit pension schemes and financial derivative transactions will have a significant impact on Shire; Shire only makes limited use of financial derivatives and, other than residual SERP scheme (net asset value of $3 million), Shire only makes contributions to defined contribution pension schemes.

In addition to filing annual statutory accounts prepared under IFRS, Shire will issue half yearly and annual IFRS financial information in addition to the quarterly and annual US GAAP results announcements.

     – Ends –

For further information please contact:

Investor Relations

Cléa Rosenfeld (Rest Of the World)	+	44 1256 894 160
Brian Piper (US and Canada)	+	1 484 595 8252

Media

Jessica Mann (Rest Of the World)	+	44 1256 894 280
Matthew Cabrey (US)	+	484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to Health Canada’s suspension of ADDERALL XR sales in Canada and the expected product approval dates of METHYPATCH® (methylphenidate), SPD503 (ADHD), SPD 476 (Ulcerative Colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to secure new products for development and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2003.

The following are trademarks of Shire or companies within the Shire Group, which are the subject of trademark registrations in certain territories

ADDERALL XR® (mixed amphetamine salts)
AGRYLIN® (anagrelide hydrochloride)
CARBATROL® (carbamazepine)
EQUETROTM (carbamazepine)
FOSRENOL® (lanthanum carbonate)
TROXATYL® (troxacitabine)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties

3TC® (trademark of GlaxoSmithKline (GSK))
PENTASA® (trademark of Ferring AS)
REMINYL® (trademark of Johnson & Johnson)
ZEFFIX® (trademark of GSK)
AMARYL® (trademark of Sanofi Aventis)

OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

Revenues from continuing operations for the year to December 31, 2004 increased by 13% to $1,363.2 million (2003: $1,211.6 million).

Diluted EPS from continuing operations increased by 13% to 65.9 cents, or 197.6 cents per ADS. On a non GAAP basis, diluted EPS from continuing operations was 70.6 cents per ordinary share, or 211.8 cents per ADS for 2004, an increase of 21% compared to diluted GAAP EPS from continuing operations for 2003. The non GAAP basis for 2004 excludes the impact of the $48.5 million cost associated with the reorganization and the $14.8 million gain on the sale of the portfolio investment.

The business continues to generate a significant amount of cash with $520.7 million generated from operations (2003: $379.1 million).

Cash and cash equivalents, restricted cash and short term investments at December 31, 2004 totaled $1,457.5 million (December 31, 2003 $1,414.0 million). During the year to December 31, 2004 the Company redeemed $370.1 million of its convertible loan notes (2003: $29.8 million). After deduction of borrowings, the Company’s net cash position (cash and cash equivalents, restricted cash and marketable securities less current and long-term debt) totaled $1,457.4 million at December 31, 2004 (December 31, 2003: $1,037.7 million). Shire intends to use its retained cash reserves primarily to fund the acquisition of projects and products either in the form of in-licensing deals or company acquisitions.

2. Product sales

For the year to December 31, 2004 product sales increased by 11% to $1,112.5 million (2003: $1,004.3 million) and represented 82% of total revenues (2003: 83%).

Product Highlights

Product	Sales $M	Sales** Growth	US Rx1 Growth	US Market Share[1]

ADDERALL XR	606.7	28%	21%	25%
AGRYLIN	152.5	15%	6%	28%
PENTASA	115.0	16%	2%	18%
CARBATROL	54.3	4%	11%	46%

1 IMS Prescription Data – Product specific at December 31, 2004
**Compared to 2003

ADDERALL XR for the treatment of ADHD

Sales of ADDERALL XR for the year to December 31, 2004 were $606.7 million, an increase of 28% compared to the prior year (2003: $474.5 million).

US prescription growth was up 21% over the same period, due primarily to a 17% increase in the total US ADHD market and an increase in ADDERALL XR’s market share. ADDERALL XR had a 25% share of the total US ADHD market in December 2004 (December 2003: 23%) making it the leading brand in the US ADHD market at the end of 2004.

The difference between sales growth and prescription growth is due to the impact of price increases in November 2003, June 2004 and December 2004 which have been partially offset by higher sales deductions and allowances (primarily Medicaid rebates and promotional activities).

On February 9, 2005, Shire announced that Health Canada had suspended sales of ADDERALL XR in Canada where sales in 2004 amounted to $7.8 million. Following the Health Canada announcement, the FDA issued a statement in which it advised that after consultation with the Canadian authorities regarding the basis for their action, it did not feel that any immediate changes were warranted in the FDA labeling or approved use of ADDERALL XR in the US based on its preliminary understanding of Health Canada’s analyses of adverse event reports and the FDA’s own knowledge and assessment of those reports. Although Shire is complying with Health Canada's suspension request, the Company strongly disagrees with the conclusions drawn by Health Canada and has lodged an appeal.

As previously announced, litigation proceedings relating to our ADDERALL XR patents are in progress. Shire remains committed to protecting its patents relating to ADDERALL XR. Further information may be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2003 and/or our most recent quarterly report on Form 10-Q for the period to September 30, 2004.

AGRYLIN/XAGRID for the treatment of thrombocythemia

Worldwide sales of AGRYLIN/XAGRID for the year to December 31, 2004 were $152.5 million, an increase of 15% compared to the prior year (2003: $132.5 million).

US sales were up 13% primarily due to increased prescription volumes (up 6% compared to 2003) and the effect of price increases in April and November 2003. AGRYLIN had a 28% share of the total US AGRYLIN, hydrea and generic hydroxyurea prescription market in December 2004, compared to 27% in December 2003.

AGRYLIN’s pediatric exclusivity expired in September 2004 in the US. Shire continues to anticipate the launch of generic versions of AGRYLIN but no generic products have come to market to date. Shire filed a Citizens’ Petition with the FDA in August 2004.

International sales (all sales outside of the US) reported in US dollars were up 20%, due to strong growth in Canada and Europe (where AGRYLIN was sold on a named patient basis) and, because these sales revenues are earned in currencies other than US dollars, the benefit of favorable translation effects. Sales outside the US for the year to December 31, 2004 were $46.8 million (2003: $38.9 million).

AGRYLIN gained EU approval in November 2004 and trades under the name XAGRID. The product will have up to 10 years market exclusivity in accordance with current orphan medicinal product legislation in the EU.

PENTASA for the treatment of ulcerative colitis

Sales of PENTASA for the year to December 31, 2004 were $115.0 million, an increase of 16% compared to the prior year (2003: $99.3 million).

US prescription volumes increased 2% over the same period, in line with the oral mesalamine/olsalazine market growth.

The difference between sales growth and prescription growth is due to price increases in April and November 2003, and September 2004 and a moderate level of wholesaler stocking in 2004, primarily due to the launch of the 500mg formulation.

PENTASA had an 18% share of the total US oral mesalamine/olsalazine prescription market in December 2004, unchanged from December 2003.

CARBATROL for the treatment of epilepsy

Sales of CARBATROL for the year to December 31, 2004 were $54.3 million, an increase of 4% compared to prior year (2003: $52.4 million).

US prescription volumes were up 11% due to the impact of renewed promotional efforts and despite an overall decline in the carbamazepine market of 5%.

The difference between the sales growth and prescription growth is due to price increases in 2003 and August 2004 being more than offset by higher sales deductions.

CARBATROL had a 46% share of the total US extended release carbamazepine prescription market in 2004 (2003: 43%).

Patent litigation proceedings relating to CARBATROL are in progress. Further information may be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2003 and/or our most recent quarterly report on Form 10-Q for the period to September 30, 2004.

3.    Royalties

Royalty revenue increased 13% to $230.4 million for the year to December 31, 2004 (2003: $203.6 million) as a result of both strong sales growth and positive foreign exchange movements.

Royalty Highlights

Product	Royalties to Shire $M	Royalty** Growth %	Worldwide in-market sales by licensee [2] in 2004 $M

3TC	155.8	+8%[1]	1,184
ZEFFIX	27.4	+11%[1]	240
Other	47.2	+37%	n/a

[1]	The impact of foreign exchange movements has contributed +3% to the reported growth
[2]	GSK
**	Compared with 2003

3TC

Royalties from 3TC for the year to December 31, 2004 were $155.8 million, an increase of 8% compared to 2003 ($144.6 million). This was primarily due to continued sales growth in all markets. The sales increase includes the positive effect of foreign exchange translation in the year.

Shire receives 3TC royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of 3TC, for the year to December 31, 2004 were $1,184 million, an increase of 8% compared to the prior year (2003: $1,099 million).

ZEFFIX

Royalties from ZEFFIX for the year to December 31, 2004 were $27.4 million, an increase of 11% compared to 2003 ($24.7 million). The product continues to show growth in the UK, the US, China and Japan. The sales increase includes the positive effect of foreign exchange translation in the year.

Shire receives ZEFFIX royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of ZEFFIX, for the year to 31 December 2004 were $240 million, an increase of 12% compared to prior year (2003: $214 million).

OTHER

Other royalties are primarily in respect of REMINYL, a product marketed worldwide by Johnson & Johnson (J&J), with the exception of the United Kingdom and the Republic of Ireland where Shire acquired the exclusive marketing rights in March 2004. Sales of REMINYL, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, are growing well in the Alzheimer’s market.

J&J continues to work on the implementation of an FDA requested name change for REMINYL in the US. The request results from dispensing errors in the US caused by confusion between REMINYL and the drug AMARYL® (glimepiride), a treatment of Type 2 diabetes mellitus. J&J is conducting market research for a new name in the US. Shire is unaware of any dispensing errors outside of the US.

Shire and J&J are in ongoing discussions with the European regulatory authorities in relation to their assessment of the data for REMINYL from investigational studies in mild cognitive impairment.

4.     Financial details

Cost of product sales

For the year to December 31, 2004 our cost of product sales amounted to 13% of product sales (2003: 14%). The decrease can be attributed to the change in product mix, with a greater proportion of sales coming from higher margin products.

Research and development (R&D)

R&D expenditure increased from $187.7 million in 2003 to $196.3 million in 2004, with savings from the closure of the Canada-based lead optimization business in 2003 partially re-invested to fund late stage Phase III trials. Shire’s pipeline is now well advanced with four projects in late stage development or registration. In addition, five projects were approved during the second half of 2004. Expressed as a percentage of total revenues, R&D expenditure was 14% for the year to December 31, 2004 (2003: 15%). Shire has historically invested between 17-20% of revenues in R&D. With the refocusing of the project pipeline this year and the successful out-licensing of certain products, this percentage fell in 2004. Shire anticipates that the level of R&D spend will be approximately 15% (excluding the impact of payments relating to NRP104) going forward.

Selling, general and administrative (SG&A)

SG&A expenses increased from $371.8 million in 2003 to $458.1 million in 2004, an increase of 23%. This is primarily due to an increase in marketing expenses related to new product launches including FOSRENOL, XAGRID and ADDERALL XR (adult). As a percentage of product sales, these expenses were 41% (2003: 37%). In addition, the Company has recruited, during Q4 of 2004, a sales force of around 85 people exclusively to promote FOSRENOL.

Depreciation and amortization

The depreciation charge for the year to December 31, 2004 was $19.8 million (2003: $11.5 million). The increase was primarily due to a shortening of the useful economic lives on certain property, plant and equipment as a result of the US site rationalization. Amortization charges were $52.2 million for the year to December 31, 2004 (2003: $53.9 million). Included within the amortization charge for 2004 are $13.5 million of intangible asset write-downs (2003: $27.5 million).

Reorganization costs

During the year to December 31, 2004 $48.5 million of reorganization costs were recorded relating to the US site consolidation. The costs related to employee severance ($20.0 million), relocation ($13.8 million) and other costs associated with the reorganization ($14.7 million).

Strategic initiatives in 2003

During the year to December 31, 2003 the Company recorded $13.2 million of costs in connection with the closure of the Lead Optimization division. These costs were primarily for employee severance ($6.4 million) and the write-off of tangible fixed assets ($6.0 million). In addition, the Company made the decision to close certain properties; a write-down of $10.7 million was made to record the assets at fair value.

Interest income and expense

For the year to December 31, 2004 the Company received interest income of $21.9 million (2003: $16.9 million). This increase was primarily due to rising interest rates in the US. Interest expense increased from $9.5 million in 2003 to $12.3 million in 2004. This increase is due to the write-off of costs capitalized at the time the convertible loan notes were issued, offset by a decrease in interest expense in Q4. These costs were being amortized over the life of the notes and were written-off following the redemption of $370.1 million of the loan notes during 2004.

Other income/(expense), net

For the year to December 31, 2004 other income totaled $3.8 million (2003: expense of $20.6 million). The income in 2004 is primarily due to the $14.8 million realized gain on the sale of a portfolio investment and $4.1 million other investment income earned. This income was offset by the write-down of certain portfolio investments ($15.5 million). In 2003 the expense primarily related to the write-down of certain portfolio investments.

Taxation

The effective tax rate on continuing operations for the year to December 31, 2004 was 28% (2003: 26%). As of December 31, 2004 the Company had deferred tax assets net of valuation allowances of $78.1 million (December 31, 2003 $63.1 million).

Equity in earnings/(losses) of equity method investees

Shire’s share of equity method investees’ earnings was $2.5 million for the year to December 31, 2004 (2003: $1.1 million loss). This primarily related to $4.4 million received for our 50% share of earnings on the antiviral commercialization partnership with GSK in Canada (2003: $3.5 million). This was offset by Shire’s share of losses incurred in other investments. Included in the figure to December 31, 2003 was a loss of $4.6 million representing our 50% share of the losses of Qualia Computing Inc. The Company disposed of its investment in Qualia Computing Inc. in December 2003.

Discontinued operations

The Company completed the disposal of its vaccines business to IDB on September 9, 2004. The vaccines business impacted net income with losses of $20.1 million for the year to December 31, 2004 (2003: $21.9 million). In addition to the operating loss of the vaccines business for the year to December 31, 2004, is a loss on the disposal of the vaccines business of $44.2 million, recognized in Q2 2004, resulting principally from the write down of a $70 million loan to IDB. IDB was required to reimburse Shire in full for the net cost of operating the vaccines business from June 30, 2004; consequently the cost of operating the vaccines business from July 1, 2004 to September 9, 2004 has been reimbursed by IDB.

The transaction was treated as a discontinued operation in the results to June 30, 2004. In accordance with US GAAP disclosure requirements for discontinued operations, the 2003 and 2002 results have been restated. The results of the discontinued operation have been removed from all periods on a line-by-line basis from product sales revenue to income from continuing operations. The net loss from the discontinued operation, together with the loss on disposal recognized in Q2 2004, are shown as separate line items.

5.      R&D review

Shire had a very successful year in R&D. The sustained efforts and clear focus of Shire’s personnel over a number of years culminated in the receipt of six regulatory approvals in Europe and the US:

  FOSRENOL (US)
  FOSRENOL (Sweden)
  EQUETRO (US)
  XAGRID (EU)
  ADDERALL XR adult (US)
  PENTASA 500mg (US)

Shire has exited discovery research and vaccines to focus its resources on later stage and lower risk projects. During 2004, Shire completed the sale of its vaccines business to IDB and out-licensed two of its non-core projects, SPD754 (HIV) and TROXATYL (oncology).

By the end of 2005, Shire expects to make regulatory filings for SPD503 (ADHD), METHYPATCH (MTS) (ADHD) and SPD476 (ulcerative colitis). NRP104 (ADHD) and SPD465 (ADHD) are expected to be filed for US registration in early 2006.

R&D Highlights by Therapeutic Area:

Central Nervous System
  NRP104: Agreement signed on January 31, 2005 with New River for the global commercialization of NRP104, a Phase 3 d-amphetamine prodrug for the treatment of ADHD. Shire could exercise rights to further indications on this product.
  EQUETRO (previously described as SPD417 and Bipotrol): received FDA approval for the treatment of Bipolar Disorder, within the 10-month action date window.
  SPD465: Phase 2 is ongoing with Phase 3 having commenced in January 2005.
  SPD503: A second Phase 3 study for this development programme is due to complete early 2005 with the US regulatory submission planned for the second half of 2005.
  METHYPATCH (MTS): resubmission remains on track for mid 2005.

Gastro-Intestinal

  PENTASA: FDA approval for 500mg dosage strength received.
  SPD476: Enrolment into two pivotal Phase 3 studies completed. Filing date targeted for the second half of 2005.
  SPD480: Input to the design of the SPD480 development program to be sought from regulators during the year.

General Products

  FOSRENOL: The US launch is now well underway and European launches are planned in 2005.
  XAGRID: launched in January 2005 in the UK, Germany and France. Further European launches will be phased throughout 2005.
  AGRYLIN: Citizens’ Petition filed with the FDA in August 2004.
  TROXATYL: out-licensed to Structural GenomiX in July 2004.
  SPD754: out-licensed to Avexa Ltd, January 2005.

Unaudited US GAAP Results for the year to December 31, 2004
Consolidated Balance Sheets

	December 31, 2004 $’000	Restated December 31, 2003 $’000

ASSETS
Current assets:
Cash and cash equivalents	1,111,477	1,063,362
Restricted cash	21,627	46,474
Short-term investments	324,411	304,129
Accounts receivable, net	222,546	194,583
Inventories	41,230	43,128
Deferred tax asset	70,387	64,532
Prepaid expenses and other current assets	137,271	47,403

Current assets from continuing operations	1,928,949	1,763,611
Current assets from discontinued operations	-	24,096

Total current assets	1,928,949	1,787,707

Investments	63,267	72,975
Property, plant and equipment, net	131,351	94,495
Goodwill, net	235,396	221,231
Other intangible assets, net	309,297	307,882
Deferred tax asset	7,724	-
Other non-current assets	38,895	22,420

Long-term assets from continuing operations	785,930	719,003
Long-term assets from discontinued operations	-	72,070

Total assets	2,714,879	2,578,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	-	290
Accounts payable and accrued expenses	311,231	205,779
Loan facility	43,162	-
Other current liabilities	77,558	37,127

Total current liabilities from continuing operations	431,951	243,196
Current liabilities from discontinued operations	-	10,479

Total current liabilities	431,951	253,675

Long-term debt, excluding current instalments	116	376,017
Deferred tax liability	-	1,400
Other non-current liabilities	32,159	23,783

Long-term liabilities from continuing operations	32,275	401,200
Long-term liabilities from discontinued operations	-	779

Total liabilities	464,226	655,654

Unaudited US GAAP Results for the year to December 31, 2004
Consolidated Balance Sheets (continued)

	December 31, 2004 $’000	Restated December 31, 2003 $’000

Shareholders’ equity:
Ordinary shares of 5p par value; 800,000,000 shares	40,064	39,521
authorized; and 484,916,034 shares issued and outstanding
(2003: 477,894,726)
Exchangeable shares; 4,226,476 shares issued and	195,830	270,667
outstanding (2003: 5,839,559)
Treasury stock	(264)	-
Additional paid-in capital	1,072,407	983,356
Accumulated other comprehensive income	131,939	79,007
Retained earnings	810,677	550,575

Total shareholders’ equity	2,250,653	1,923,126

Total liabilities and shareholders’ equity	2,714,879	2,578,780

The results for December 31, 2003 have been restated to reflect the disposal of the vaccines business that has been accounted for as a discontinued operation.

Unaudited US GAAP Results for the year to December 31, 2004
Consolidated Statements of Operations

Year to December 31,	2004 $’000		Restated 2003 $’000		Restated 2002 $’000

Total revenues	1,363,207		1,211,570		1,023,250
Cost of revenues	(141,909)		(143,160)		(120,435)

Gross profit	1,221,298		1,068,410		902,815
Operating expenses	(774,856)		(648,823)		(553,856)

Operating income	446,442		419,587		348,959

Interest income	21,901		16,856		19,536
Interest expense	(12,294)		(9,451)		(9,169)
Other income/(expense), net	3,845		(20,645)		(12,499)

Total other income/(expense), net	13,452		(13,240)		(2,132)

Income from continuing operations before income taxes, equity in earnings/(losses) of equity method investees and discontinued operations	459,894		406,347		346,827
Income taxes	(129,103)		(107,353)		(88,350)
Equity in earnings/(losses) of equity method investees	2,508		(1,057)		1,668

Income from continuing operations	333,299		297,937		260,145
Loss from discontinued operations (net of income tax expense of $nil, $nil and $3,588 respectively)	(20,135)		(21,886)		(11,659)
(Loss)/gain on disposition of discontinued operations (net of income tax expense of $nil, $nil and $1,224 respectively)	(44,157)		-		2,083

Net income	269,007		276,051		250,569

Earnings per share:
Basic
Continuing operations	67.2	c	59.8	c	51.9	c
Discontinued operations	(4.1	c)	(4.4	c)	(2.3	c)
(Loss)/gain on disposition of discontinued operations	(8.9	c)	-		0.4	c

Net income	54.2	c	55.4	c	50.0	c

Diluted
Continuing operations	65.9	c	58.4	c	50.8	c
Discontinued operations	(4.0	c)	(4.2	c)	(2.2	c)
(Loss)/gain on disposition of discontinued operations	(8.6	c)	-		0.4	c

Net income	53.3	c	54.2	c	49.0	c

Weighted average number of shares:
Basic	496,306,604		498,212,826		500,687,594
Diluted	511,267,432		518,967,395		522,418,246

The results for the years to December 31, 2003 and 2002 have been restated to reflect the disposal of the vaccines business in 2004 and the disposal of the OTC business in 2002, that have been accounted for as discontinued operations.

Unaudited US GAAP Results for the year to December 31, 2004
Consolidated Statements of Cash Flows

Year to December 31,	2004 $’000	Restated 2003 $’000	Restated 2002 $’000

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income from continuing operations	333,299	297,937	260,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization:	61,253	38,192	33,093
Increase/(decrease) in provision for sales reductions	50,746	20,357	(3,436)
Stock option compensation	216	(24)	(166)
Movement in deferred taxes	(14,979)	(22,193)	(9,904)
Equity in (earnings)/losses of equity of method investees	(2,508)	1,057	(1,668)
Investments	(552)	15,616	7,686
Movements in long term assets	14,601	44,035	20,153
Other	-	1,468	-
Changes in operating assets and liabilities, net of acquisitions:
(Increase)/decrease in accounts receivable	(28,066)	(45,408)	70,588
Decrease/(increase) in inventory	2,185	6,261	(3,924)
Decrease/(increase) in prepayments and other current assets	2,509	(11,765)	11,666
Increase in property plant and equipment held for sale	-	12,470	-
Decrease in other assets	13,520	291	3,618
Increase/(decrease) in accounts and notes payable and other liabilities	76,793	(890)	(14,635)
Increase/(decrease) in deferred revenue	6,151	19,372	(11,394)
Dividends received from investments	5,493	2,289	-

Net cash provided by operating activities	520,661	379,065	361,822

Unaudited US GAAP Results for the year to December 31, 2004
Consolidated Statements of Cash Flows (continued)

Year to December 31,	2004 $’000	Restated 2003 $’000	Restated 2002 $’000

CASH FLOWS FROM INVESTING ACTIVITIES:

Net (increase)/decrease in short-term investments	(20,282)	11,997	407,653
Movements in restricted cash	24,847	5,531	(52,005)
Loans made to IDB	(56,838)	-	-
Purchase of subsidiary undertakings	-	-	(17,300)
Purchase of long-term investments	(6,124)	(5,643)	(5,933)
Purchase of property, plant and equipment	(57,603)	(44,681)	(18,881)
Purchase of intangible assets	(30,209)	(47,049)	(24,032)
Proceeds from sale of a business	34,912	-	71,000
Proceeds from sale of long-term investments	26,733	1,000	4,108
Proceeds from sale of property, plant and equipment	3,527	1,262	721
Proceeds from sale of intangible assets	3,701	-	-
Proceeds from sale of assets held for sale	11,289	-	-

Net cash (used in)/provided by investing activities	(66,047)	(77,583)	365,331

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of 2% convertible loan notes	(370,109)	(29,775)	-
Repayment of long-term debt, capital leases and notes	(6,079)	(231)	172
Proceeds from issue of common stock, net	771	-	-
Proceeds from exercise of options	13,416	5,195	6,008
Tax benefit of stock option compensation, charged directly to equity	354	692	688
Payments for redemption of common stock	(264)	(52,392)	-
Payment of dividend	(8,905)	-	-

Net cash (used in)/provided by financing activities	(370,816)	(76,511)	6,868

Effect of foreign exchange rate changes on cash and cash equivalents from continuing operations	7,567	25,133	6,957

Net increase in cash and cash equivalents	91,365	250,104	740,978
Cash flows used in discontinued operations	(43,250)	(31,883)	(13,689)

Net increase in cash and cash equivalents	48,115	218,221	727,289
Cash and cash equivalents at beginning of period	1,063,362	845,141	117,852

Cash and cash equivalents at end of period	1,111,477	1,063,362	845,141

The results for the years to December 31, 2003 and 2002 have been restated to reflect the disposal of the vaccines business in 2004 and the disposal of the OTC business in 2002, that have been accounted for as discontinued operations.

Unaudited US GAAP Results for the year to December 31, 2004
Consolidated Statements of Cash Flows (continued)

Supplemental information associated with continuing operations:

Year to December 31,	2004 $’000	Restated 2003 $’000	Restated 2002 $’000

Interest paid	4,849	7,716	8,101

Income taxes paid	123,510	118,527	101,779

Non cash activities:

Proceeds from sale of a business: Investment received	60,000	-	-

Proceeds from sale of a business: Promissory note received	30,000	-	-

Common stock issued on conversion of zero-coupon note	-	-	1,500

Capital leases assumed on acquisition of subsidiaries	-	-	6,266

Unaudited US GAAP Results for the year to December 31, 2004
Selected Notes to the US GAAP Financial Statements

(1)    Analysis of revenues, operating income and reportable segments

The Company has disclosed segment information for the individual reporting segments of the business, based on the way in which the business is managed and controlled. The Company’s principal reporting segments are by operational function, each being managed and monitored separately and serving different markets. The Company evaluates performance based on operating income. The Company does not have inter-segment transactions.

The US segment represents the Company’s commercial operations in the United States and the International segment represents the commercial operations in the Rest of the World. The R&D segment represents all direct research and development costs incurred by the Company throughout the world. Corporate represents the royalty business that is managed at the corporate office and certain costs that are managed at the corporate office and not allocated to the other segments.

The results for the years to December 31, 2003 and 2002 have been restated to reflect the disposal of the vaccines business, which had previously been reported as the Biologics segment and represented the vaccine operations in Canada and the research and development center in the US.

Year to December 31, 2004	US $’000	International $’000	Corporate $’000	R&D $’000	Total $’000

External revenues:
Product sales	926,460	185,997	-	-	1,112,457
Royalties	-	11,645	218,719	-	230,364
Licensing and development	11,299	2,180	-	-	13,479
Other revenues	2,406	4,501	-	-	6,907

Total revenues	940,165	204,323	218,719	-	1,363,207

Cost of product sales	90,637	51,272	-	-	141,909
Research and development	-	-	-	196,265	196,265
Selling, general and administrative	289,726	97,718	70,688	-	458,132
Depreciation and amortization (1)	39,005	28,638	4,347	-	71,990
Reorganization costs	24,022	5,105	5,981	13,361	48,469

Total operating expenses	443,390	182,733	81,016	209,626	916,765

Operating income/(loss)	496,775	21,590	137,703	(209,626)	446,442

Unaudited US GAAP Results for the year to December 31, 2004
Selected Notes to the US GAAP Financial Statements (continued)

Year to December 31, 2003	Restated US $’000	Restated International $’000	Restated Corporate $’000	Restated R&D $’000	Restated Total $’000

External revenues:
Product sales	846,438	157,869	-	-	1,004,307
Royalties	14	10,314	193,245	-	203,573
Licensing and development	3,376	301	-	-	3,677
Other revenues	13	-	-	-	13

Total revenues	849,841	168,484	193,245	-	1,211,570

Cost of product sales	94,597	48,563	-	-	143,160
Research and development (2)	-	-	-	194,902	194,902
Selling, general and administrative	234,091	80,968	56,755	-	371,814
Depreciation and amortization (1),(2)	30,965	24,338	26,804	-	82,107

Total operating expenses	359,653	153,869	83,559	194,902	791,983

Operating income/(loss)	490,188	14,615	109,686	(194,902)	419,587

Year to December 31, 2002	Restated US $'000	Restated International $'000	Restated Corporate $'000	Restated R&D $'000	Restated Total $'000

External revenues:
Product sales	714,655	130,685	-	-	845,340
Royalties	215	8,999	165,598	-	174,812
Licensing and development	2,661	403	-	-	3,064
Other revenues	-	34	-	-	34

Total revenues	717,531	140,121	165,598	-	1,023,250

Cost of product sales	63,356	57,079	-	-	120,435
Research and development	-	-	-	173,380	173,380
Selling, general and administrative	211,032	73,985	44,386	-	329,403
Depreciation and amortization (1)	28,999	11,200	10,874	-	51,073

Total operating expenses	303,387	142,264	55,260	173,380	674,291

Operating income/(loss)	414,144	(2,143)	110,338	(173,380)	348,959

(1) Depreciation and amortization includes the write-downs of intangible assets, property, plant and equipment and assets held for resale. Depreciation from manufacturing plant is included within cost of product sales. Depreciation and amortization relating to R&D assets is included within US and International segments.

(2) Costs associated with the closure of the Lead Optimization division and other related activities in the year to December 31, 2003 are: Research and development $7.2 million and Depreciation and amortization $16.7 million.

Unaudited US GAAP Results for the year to December 31, 2004
Selected Notes to the US GAAP Financial Statements (continued)

(2)    Earnings per share

Basic EPS is based on the net income available to ordinary shareholders divided by the weighted-average number of ordinary shares outstanding during the year.

Diluted EPS is based on net income available to ordinary shareholders divided by the weighted-average number of ordinary shares outstanding during the year and adjusted for the effect of all dilutive potential ordinary shares that were outstanding during the year.

Stock options to purchase approximately 16.6 million ordinary shares for the year to December 31, 2004 were not dilutive and were therefore excluded from the computation of diluted earnings per share (2003: 17.0 million).

Warrants to purchase approximately 1.3 million ordinary shares for the year to December 31, 2003 were not dilutive and were therefore excluded from the computation of diluted earnings per share.

Year to December 31,	2004 $’000	Restated 2003 $’000	Restated 2002 $’000

Income from continuing operations	333,299	297,937	260,145
Loss from discontinued operations, net of tax	(20,135)	(21,886)	(11,659)
(Loss)/gain on disposal of discontinued operations	(44,157)	-	2,083

Numerator for basic earnings per share	269,007	276,051	250,569
Interest charged on convertible debt, net of tax	3,421	5,218	5,585

Numerator for diluted earnings per share	272,428	281,269	256,154

Year to December 31, Weighted average number of shares outstanding	2004 No. of shares	2003 No. of shares	2002 No. of shares

Basic	496,306,604	498,212,826	500,687,594
Effect of dilutive shares:
Share options	3,035,620	1,859,076	1,883,475
Convertible debt	11,858,416	18,895,493	19,847,177
Warrants	66,792	-	-

	14,960,828	20,754,569	21,730,652

Diluted	511,267,432	518,967,395	522,418,246

Unaudited US GAAP Results for the year to December 31, 2004
Selected notes to the US GAAP Financial Statements (continued)

(3) Analysis of revenues

	Restated Q1 2004 $’000	Q2 2004 $’000	Q3 2004 $’000	Q4 2004 $’000	Year 2004 $’000	2004 change %	2004 % of total revenues

Net product sales:
ADDERALL XR	139,462	143,484	140,051	183,660	606,657	+28%	45%
AGRYLIN	38,300	33,974	49,721	30,535	152,530	+15%	11%
PENTASA	27,247	26,433	33,025	28,290	114,995	+16%	8%
CARBATROL	15,785	11,863	11,225	15,468	54,341	+4%	4%
Others	43,800	39,526	49,701	50,907	183,934	-25%	14%

	264,594	255,280	283,723	308,860	1,112,457	+11%	82%

Royalty income:
3TC	38,166	39,636	37,871	40,118	155,791	+8%	11%
ZEFFIX	6,338	6,802	7,034	7,219	27,393	+11%	2%
Others	11,641	11,219	11,294	13,026	47,180	+37%	4%

	56,145	57,657	56,199	60,363	230,364	+13%	17%

Licensing	1,915	5,482	2,820	3,262	13,479	+267%	1%
Other	946	2,541	2,167	1,253	6,907	n/a	-

Total revenues	323,600	320,960	344,909	373,738	1,363,207	+13%	100%

	Restated Q1 2003 $’000	Restated Q2 2003 $’000	Restated Q3 2003 $’000	Restated Q4 2003 $’000	Restated Year 2003 $’000	2003 change %	2003 % of total revenues

Net product sales
ADDERALL XR	115,163	102,429	121,255	135,609	474,456	+49%	39%
AGRYLIN	39,674	36,551	25,907	30,409	132,541	+11%	11%
PENTASA	29,719	24,754	19,838	24,943	99,254	+14%	8%
CARBATROL	9,421	13,915	11,619	17,440	52,395	+16%	4%
Others	60,584	68,022	53,663	63,392	245,661	-11%	21%

	254,561	245,671	232,282	271,793	1,004,307	+19%	83%

Royalty income:
3TC	34,139	37,540	35,300	37,575	144,554	+9%	12%
ZEFFIX	6,399	5,721	6,217	6,367	24,704	+17%	2%
Others	7,225	8,575	8,218	10,297	34,315	+63%	3%

	47,763	51,836	49,735	54,239	203,573	+16%	17%

Licensing	394	702	1,355	1,226	3,677	+20%	-
Other	7	-	6	-	13	n/a	-

Total revenues	302,725	298,209	283,378	327,258	1,211,570	+18%	100%

Unaudited US GAAP Results for the 3 months to December 31, 2004
Consolidated Statements of Operations

3 months to December 31,	2004 $’000		Restated 2003 $’000

Total revenues	373,738		327,258
Cost of revenues	(41,899)		(37,000)

Gross profit	331,839		290,258

Research and development	52,505		52,852
Selling, general and administrative	127,902		80,481
Depreciation and amortization(1)	26,060		33,710
Reorganization costs	16,428		-

Operating expenses	(222,895)		(167,043)

Operating income	108,944		123,215
Interest income	7,800		3,757
Interest expense	(35)		(2,140)
Other expense, net	(558)		(10,084)

Total other expense, net	7,207		(8,467)

Income from continuing operations before income taxes and equity	116,151		114,748
in (losses)/earnings of equity method investees
Income taxes	(31,915)		(32,231)
Equity in (losses)/earnings of equity method investees	(850)		642

Income from continuing operations	83,386		83,159
Income from discontinued operations	-		(278)
Gain on disposition of discontinued operations	-		-

Net income	83,386		82,881

Earnings per share:
Basic
Continuing operations	16.8	c	16.7	c
Discontinued operations	-		-

Net income	16.8	c	16.7	c

Diluted
Continuing operations	16.7	c	16.3	c
Discontinued operations	-		-

Net income	16.7	c	16.3	c

Weighted average number of shares:
Basic	497,063,870		495,031,261
Diluted	500,227,937		516,404,663

(1) Depreciation from manufacturing plant is included within cost of revenues.

The results for the 3 months to December 31, 2003 have been restated to reflect the disposal of the vaccines business that has been accounted for as a discontinued operation.

Non GAAP measures for the year to December 31, 2004
Reconciliation of reported EPS

	2004 $’000

Net income from continuing	336,720
operations for diluted EPS
Reorganization costs, net of tax	34,898
Gain on sale of investment, net of tax	(10,660)

Net income for diluted EPS
excluding reorganization costs and gain on sale of investment	360,958

Diluted EPS from continuing operations (as reported)	65.9	c
Add back:
Reorganization costs, net of tax	6.8	c
Gain on sale of investment, net of tax	(2.1	c)

Diluted EPS from continuing operations excluding
reorganization costs and gain on
sale of investment	70.6	c

UK GAAP Results for the year to December 31, 2004
Unaudited Consolidated Profit and Loss Account

For the year to December 31,	2004 £’000		Restated 2003 £’000

Turnover: group and share of joint venture	752,362		749,853
Less: share of joint venture’s turnover	-		(3,594)

Continuing operations	752,362		746,259
Discontinued operations	2,169		14,809

Group turnover	754,531		761,068
Cost of sales	(84,477)		(102,384)

Gross profit	670,054		658,684
Net operating expenses
(2004: including £81,185,000 exceptional goodwill impairment(1), 2003: £426,362,000)	(604,359)		(958,619)

Operating profit/(loss):	65,695		(299,935)

Continuing operations - Group	76,353		(285,303)
Discontinued operations	(10,658)		(14,632)

	65,695		(299,935)

Share of joint venture’s operating loss	-		(2,806)
Share of associates’ operating profit	37		-
Profit on disposal of fixed asset investment	8,264		698
Loss on sale of discontinued operations	(23,191)		-
Finance income, net	6,630		3,702

Profit/(loss) on ordinary activities before taxation	57,435		(298,341)
Tax on profit/(loss) on ordinary activities	(70,866)		(65,014)

Loss for the financial year	(13,431)		(363,355)
Dividends paid (1 penny per share)	(4,967)		-
Dividends proposed (2 pence per share)	(9,952)		-

Retained loss for the year transferred from reserves	(28,350)		(363,355)

Earnings per share
Basic	(2.7	p)	(72.9	p)
Diluted	(2.7	p)	(72.9	p)

Unaudited Consolidated Statement of Total Recognised Gains and Losses

For the year to December 31,	2004 £’000		2003 £’000

Loss for the financial year	(13,431)		(363,355)
Translation of the financial statements of overseas subsidiaries	(55,510)		(47,157)

Total recognised losses relating to the year	(68,941)		(410,512)

(1)	The exceptional goodwill impairment relates to the write-down of goodwill which was created on the acquisition of BioChem Pharma Inc.

UK GAAP Results for the year to December 31, 2004
Unaudited Consolidated Balance Sheet

Fixed assets	December 31, 2004 £’000	December 31, 2003 £’000

Intangible assets – intellectual property	160,033	171,548
Intangible assets – goodwill	1,204,056	1,365,583

	1,364,089	1,537,131
Tangible assets	68,415	97,054
Investments	52,721	33,269

	1,485,225	1,667,454

Current assets
Stocks	21,475	25,282
Debtors
- due within one year excluding deferred tax	157,089	141,046
- due within one year – deferred tax	40,097	36,049
- due after more than one year excluding deferred tax	20,259	9,224
- due after more than one year - deferred tax	4,023	-

	221,468	186,319
Current asset investments	169,199	169,895
Cash at bank and in hand	592,765	621,670

	1,004,907	1,003,166
Creditors: amounts falling due within one year	(237,446)	(141,722)

Net current assets	767,461	861,444

Total assets less current liabilities	2,252,686	2,528,898
Creditors: amounts falling due after more than one year
Convertible debt	(60)	(202,659)
Other creditors	(20,415)	(17,739)

	(20,475)	(220,398)

Net assets	2,232,211	2,308,500

Capital and reserves
Called-up share capital	24,246	23,895
Treasury shares	(137)	-
Exchangeable shares	137,824	190,425
Share premium account	3,278,653	3,218,695
Capital reserve	3,135	3,135
Other reserves	24,247	24,247
Profit and loss account deficit	(1,235,757)	(1,151,897)

Equity shareholders’ funds	2,232,211	2,308,500

UK GAAP Results for the year to December 31, 2004
Unaudited Consolidated Cash Flow statement

Year to December 31,	2004 £’000	2003 £’000

Net cash inflow from operating activities (note 2a)	273,732	280,275
Returns on investments and servicing of finance:
Interest and other income received	14,524	13,165
Interest paid	(7,856)	(9,404)
Interest element of finance lease rentals	(38)	(59)
Distributions from investments	672	-

Net cash inflow from returns on investments and servicing of finance	7,302	3,702

Taxation:
Foreign corporation tax paid	(65,761)	(66,874)

Capital expenditure and financial investments:
Purchase of investments	(4,818)	(3,447)
Purchase of intangible assets	(16,299)	(30,238)
Purchase of tangible fixed assets	(33,445)	(31,400)
Proceeds from sale of investments	15,074	-
Proceeds from sale of intangible assets	1,918	-
Proceeds from sale of tangible fixed assets	9,587	1,060

Net cash outflow for capital expenditure and financial investments	(27,983)	(64,025)

Acquisitions and disposals:
Proceeds from sale of a business	17,106	559

Net cash inflow from disposals	17,106	559

Equity dividends paid	(4,967)	-
Cash inflow before management of liquid resources and financing	199,429	153,637

Management of liquid resources:
(Decrease)/increase in cash placed on short-term deposit	(9,017)	17,848

Financing:
Issue of ordinary share capital	423	-
Exercise of share options	7,285	3,114
Repurchase of ordinary share capital	(137)	(31,808)
Capital element of finance leases	(3,364)	(160)
Net decrease in debt during the year	(199,918)	(18,053)

Net cash outflow from financing	(195,711)	(46,907)

(Decrease)/increase in cash in the year	(5,299)	124,578

UK GAAP Results for the year to December 31, 2004
Unaudited Reconciliation of movements in Group shareholders’ funds

Year to December 31,	2004 £’000	2003 £’000

Loss for the financial year	(13,431)	(363,355)
Other recognised gains and losses relating to the year	(55,510)	(47,157)

	(68,941)	(410,512)
Dividends paid and proposed	(14,919)	-
New shares issued	423	-
Repurchase of ordinary share capital	-	(31,808)
Repurchase of ordinary share capital in to treasury stock	(137)	-
Proceeds on exercise of employee share options	7,285	3,114

Net reduction in shareholders’ funds	(76,289)	(439,206)

Opening shareholders’ funds	2,308,500	2,747,706

Closing shareholders’ funds	2,232,211	2,308,500

UK GAAP Results for the year to December 31, 2004
Unaudited Selected Notes to the UK GAAP Financial Statements

(1)    EPS

Basic EPS is based upon the profit on ordinary activities after taxation divided by the weighted-average number of ordinary shares outstanding during the year.

Diluted EPS is based upon the profit on ordinary activities after taxation divided by the weighted-average number of ordinary shares outstanding during the year and adjusted for the effect of all dilutive potential ordinary shares that were outstanding during the year.

Share options to purchase approximately 16.6 million ordinary shares for the year to December 31, 2004 were not dilutive and were therefore excluded from the computation of diluted earnings per share (2003: 17.0 million).

The warrants to purchase approximately 1.3 million ordinary shares for the year to December 31, 2003 were not dilutive and were therefore excluded from the computation of diluted earnings per share.

The $370 million convertible loan note is excluded from the calculation of weighted average number of shares for fully diluted earnings per share for the year to 31 December 2004 and 2003, as it was not dilutive.

	2004	2003
	No. of shares	No. of shares

Weighted average number of shares:
Basic and fully diluted	496,306,604	498,212,826

Reconciliation of reported EPS:

	Basic and diluted
	2004 £’000	2003 £’000

Loss for the financial year	(13,431)	(363,355)
Interest charged on convertible debt, net of tax	-	-

Loss for diluted EPS	(13,431)	(363,355)

UK GAAP Results for the year to December 31, 2004
Unaudited Notes to the UK GAAP Financial Statements (continued)

(2)    Notes to the consolidated cash flow statement

(a)    Reconciliation of operating profit/(loss) to net cash inflow from operating activities

Year to December 31,	2004 £’000	2003 £’000

Group operating profit/(loss)	65,695	(299,935)
Depreciation and amounts written off tangible fixed assets	12,516	19,369
Amortisation and amounts written off intellectual property	29,164	30,405
Amortisation and amounts written off goodwill	158,283	533,115
Profit on sale of tangible fixed assets	(227)	(100)
Write-off of investments	8,801	9,491
(Increase)/decrease in stocks	(1,570)	3,320
Increase in debtors	(28,444)	(27,868)
Increase in creditors	29,514	12,478

Net cash inflow from operating activities	273,732	280,275

(b) Analysis and reconciliation of net funds

Year to December 31, 2004	Start of year £’000	Cash flow £’000	Other non- cash changes £’000	Exchange movement £’000	End of year £’000

Cash at bank and in hand	621,670	(5,299)	-	(23,606)	592,765
Debt due within one year	(431)	429	3	(1)	-
Finance leases	(158)	130	-	28	-

	621,081	(4,740)	3	(23,579)	592,765
Debt due after one year	(203,083)	199,489	(3)	3,537	(60)
Finance leases	(3,238)	3,234	-	4	-

	414,760	197,983	(3)	(20,038)	592,705
Current asset investments	169,895	9,017	-	(9,713)	169,199

Net Funds	584,655	207,000	-	(29,751)	761,904

UK GAAP Results for the year to December 31, 2004
Unaudited Notes to the UK GAAP Financial Statements (continued)

(2)    Notes to the consolidated cash flow statement (continued)

(b)    Analysis and reconciliation of net funds (continued)

Year to December 31, 2003	Start of year £’000	Cash flow £’000	Other non- cash changes £’000	Exchange movement £’000	End of year £’000

Cash at bank and in hand	558,432	124,578	-	(61,340)	621,670
Debt due within one
year	(389)	443	(446)	(39)	(431)
Finance leases	(162)	160	(155)	(1)	(158)

	557,881	125,181	(601)	(61,380)	621,081
Debt due after one
year	(244,325)	17,610	446	23,186	(203,083)
Finance leases	(3,757)	-	155	364	(3,238)

	309,799	142,791	-	(37,830)	414,760
Current assets
investments	196,364	(17,848)	-	(8,621)	169,895

Net funds	506,163	124,943	-	(46,451)	584,655

(c)    Reconciliation of net funds

Year to December 31,	2004 £’000	2003 £’000

(Decrease)/increase in cash in the year	(5,299)	124,578
Cash inflow from decrease in debt and lease financing	203,282	18,213
Cash inflow/(outflow) from decreases in liquid resources	9,017	(17,848)

Change in net debt resulting from cash flows	207,000	124,943
Translation difference	(29,751)	(46,451)

Movement in net funds in year	177,249	78,492
Net funds at beginning of year	584,655	506,163

Net funds at end of year	761,904	584,655

(3) Basis of preparation

The Group have applied consistent accounting policies throughout both years. This preliminary announcement was approved by the Board on March 1, 2005.

The financial information set out in the announcement does not constitute the Company’s statutory accounts for the years ended December 31, 2004 or 2003. The financial information for the year ended December 31, 2003 is derived from the statutory accounts for that year, which have been delivered to the Registrar of Companies. The auditors reported on those accounts; their report was unqualified and did not contain a statement under s237(2) or (3) of the Companies Act 1985. The statutory accounts for the year ended December 31, 2004 will be finalised on the basis of the financial information presented by the directors in this preliminary announcement and will be delivered to the Registrar of Companies following the Company’s annual general meeting.